UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2014

CareFusion Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-34273	26-4123274
(Commission File Number)	(IRS Employer Identification Number)

3750 Torrey View Court, San Diego, California 92130

(Address of Principal Executive Offices, Including Zip Code)

(858) 617-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 13, 2014, CareFusion Corporation (the “Company”), entered into an Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A., as Syndication Agent and L/C Issuer, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners (the “Amended Credit Agreement”), providing for unsecured revolving credit commitments in the aggregate amount of $750 million. The Amended Credit Agreement amends and restates the Company’s existing credit agreement, dated as of July 6, 2011, among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and Swing Line Lender, Bank of America, N.A., as Syndication Agent, the other lenders party thereto and J.P Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Book Managers (the “Existing Credit Agreement”). The Company had outstanding loans under the Existing Credit Agreement with an aggregate principal amount of $50 million. The Company repaid these loans prior to the effectiveness of the Amended Credit Agreement.

The Amended Credit Agreement, among other things (i) extends the maturity date of the credit facility from July 6, 2016 to February 13, 2019; (ii) includes lower applicable interest rates; (iii) subject to certain conditions, provides the Company with the option to increase the commitments under the credit facility by up to $250 million to the extent that existing or new lenders agree to provide such additional commitments; (iv) includes a $25 million letter of credit sub-facility; and (v) provides additional flexibility for borrowings in currencies other than U.S. dollars. The other material terms of the credit facility, including covenants, remain unchanged.

Borrowings under the Amended Credit Agreement will bear interest at a rate per annum based upon the London Interbank Offered Rate or the alternate base rate, in each case plus an applicable margin, which varies based upon the Company’s debt ratings. The Amended Credit Agreement also requires the Company to pay a quarterly commitment fee to the lenders under the Amended Credit Agreement on the amount of the lender’s unused commitments thereunder based upon the Company’s debt ratings.

The Amended Credit Agreement contains several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, dispositions, and transactions with affiliates. In addition, the Amended Credit Agreement contains financial covenants requiring the Company to maintain a consolidated leverage ratio of no more than 3.50:1.00 as of the end of any period of four fiscal quarters, and a consolidated interest coverage ratio of at least 3.50:1.00 as of the end of any period of four fiscal quarters. The Amended Credit Agreement is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

From time to time, the financial institutions party to the Amended Credit Agreement have in the past performed, and may in the future perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The representations, warranties and covenants contained in the Amended Credit Agreement were made only for purposes of such agreement and as of the specific date set forth therein, were solely for the benefit of the parties to such agreement and may be subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Amended Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Amended Credit Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended Credit Agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of February 13, 2014, among CareFusion Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A., as Syndication Agent and L/C Issuer, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareFusion Corporation
(Registrant)

Date: February 13, 2014	By:	/s/ Joan Stafslien
		Name:	Joan Stafslien
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of February 13, 2014, among CareFusion Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A., as Syndication Agent and L/C Issuer, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.